UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2005

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292
(Address of Principal Executive Offices)	(Zip Code)

610-341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

Effective June 30, 2005 (the “Effective Date”), Radnor Holdings Corporation’s European subsidiary, StyroChem Finland Oy (“Borrower”), entered into an agreement for a senior secured term loan facility with institutional lenders in the aggregate principal amount of $20,000,000. The term loan facility matures on July 1, 2008 (the “Maturity Date”) and, subject to specified optional and mandatory repayment events, beginning September 30, 2005, mandates repayment of principal of $500,000 per calendar quarter in the first twelve months after the Effective Date, $575,000 per calendar quarter in the second twelve months after the Effective Date and $650,000 per quarter in the first three calendar quarters of the third twelve months after the Effective Date, with any remaining principal amount due on the Maturity Date. The term loans will bear interest at either (i) the Eurodollar Rate plus 6.50%; or (ii) 3.75% plus the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate plus 0.5%, subject to downward adjustment using a pricing grid based on a debt to EBITDA ratio.

The loans under the facility are secured by a second lien in all of the now owned or hereafter acquired property and assets of Borrower and its subsidiaries, other than leased real property, and a pledge of all of shares of capital stock of Borrower. In addition, Radnor Holdings Corporation guaranteed Borrower’s obligations under the term loan facility up to a maximum of €7.5 million.

The agreement for the term loan facility contains customary covenants, including without limitation, a maximum annual capital expenditures limit, required minimum consolidated EBITDA of Borrower and its subsidiaries, a maximum ratio of the consolidated total debt of Borrower and its subsidiaries to the consolidated EBITDA of Borrower and its subsidiaries and a minimum fixed charge coverage ratio. The term loan agreement also contains customary events of default.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See discussion above under Item 1.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: July 8, 2005	By:	/s/ Michael T. Kennedy
Michael T. Kennedy
President and Chief Executive Officer

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